Exhibit 23.1

INDEPENDENT AUDITORS' CONSENT

     We consent to the incorporation by reference in Registration Statement Nos. 33-30467, 33-43792, 333-01155, 333-59343, 333-59341, 333-42854, 333-67244 and
333-99245 of Advanced Marketing Services, Inc. on Form S-8 of our report dated May 19, 2003 (which report expresses an unqualified opinion and includes explanatory paragraphs relating to i) the adoption of a new accounting principle and ii) the application of procedures with respect to certain other disclosures related to the 2001 financial statements that were audited by other auditors who have ceased operations and for which we have expressed no opinion or other form of assurance other than with respect to such disclosures), appearing in this Annual Report on Form 10-K/A of Advanced Marketing Services, Inc. for the year ended March 31, 2003.


/S/ DELOITTE & TOUCHE LLP


San Diego, California
July 2, 2003


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